Exhibit 99.1

FOR IMMEDIATE RELEASE

[GRAPHIC APPEARS HERE]

Corvis Corporation Announces Private Placement of up to

$300 Million of Senior Unsecured Convertible Notes

COLUMBIA, MD (February 9, 2004) – Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today announced that it has entered into a definitive agreement for the private placement of $225 million of senior unsecured convertible notes to several institutional investors. The definitive agreement provides that Corvis may require the investors to purchase, or the investors may, in limited circumstances, require Corvis to issue, up to an additional $75 million of senior unsecured convertible notes as well as associated warrants.

The company said it intends to use the net proceeds for general corporate purposes in support of its service development and new market initiatives, and for strategic acquisitions for Broadwing Communications, a consolidated subsidiary of Corvis.

The notes have a final maturity date of two years from issuance and bear interest at a rate of five percent per annum. Interest is payable quarterly at Corvis’ option in cash or, subject to certain conditions, in registered shares of Corvis common stock at a five percent discount to the company’s stock trading price at the time of payment. The notes are convertible at the investors’ option at any time into Corvis common stock at a fixed conversion price of $5.75 per share, subject to anti-dilution adjustments.

Corvis will generally repay the principal amount of the notes in seven quarterly installments commencing on the six-month anniversary of closing. Corvis, at its option, may repay principal in any combination of cash or registered shares of Corvis common stock at a five percent discount to the company’s stock trading price at the time of payment, provided certain conditions are met.

Corvis also has the option, beginning nine months after closing, to cause the investors to subscribe to the placement of up to an additional $75 million in senior unsecured convertible notes having a final maturity date of two years after their issuance and otherwise having similar terms as the initial senior unsecured convertible notes.

In connection with the private placement, Corvis will issue to the investors three-year warrants to purchase shares of common stock. The number of warrants issued will be determined by dividing one quarter of the initial principal amount of the senior unsecured notes by the average of Corvis’ stock price for the three days prior to closing. The warrants will have an exercise price equal to one hundred and fifteen percent of the arithmetic average of the volume weighted-average price of the common stock for the three days prior to closing but not to exceed $2.80 per share.

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Corvis has agreed to register the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants for resale under the Securities Act of 1933. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Corvis will file a Form 8-K with the Securities and Exchange Commission, which will include the definitive documentation for the private placement.

About Corvis

Corvis Corporation, and its consolidated subsidiary, Broadwing Communications, deliver innovative optical networking solutions that deliver voice, video and data solutions rapidly, flexibly and at the lowest total cost in the industry. Broadwing Communications is an innovative provider of data, voice and video solutions to carriers and large enterprises. Enabled by its one-of-a-kind, all-optical network and award-winning IP backbone, Broadwing offers a full suite of the highest quality communications products and services, with unparalleled customer focus and speed.

Corvis provides service providers and government agencies with scalable optical networking equipment that dramatically reduce the overall expenses associated with building and operating networks.

Corvis, Broadwing and the Corvis and Broadwing logos are trademarks and/or service marks of Corvis Corporation. All other trademarks are the property of their respective owners.

Investor Note Regarding Forward Looking Statements

This announcement may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s filings with the Securities and Exchange Commission.

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Corvis Contact:

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com